UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 31, 2013

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

145 Rio Robles
San Jose, California 95134

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2013, Extreme Networks Inc. (“Extreme”) entered into a Credit Agreement (the “Credit Agreement”) in connection with the closing of the acquisition of Enterasys Networks, Inc. (“Enterasys”) described more fully in Item 2.01 below. The Credit Agreement provides for a $60 million five-year revolving credit facility (the “Revolving Facility”) and a $65 million five-year term loan (the “Term Loan”) and together with the Revolving Facility, the “Senior Secured Credit Facilities”).  Silicon Valley Bank, is the administrative agent and collateral agent and Bank of America, N.A. and PNC Bank, National Association are the co-syndication agents for the Senior Secured Credit Facilities.  Royal Bank of Scotland, PLC is the documentation agent and Silicon Valley Bank is the sole arranger and sole bookrunner.

Borrowings under the Senior Secured Credit Facilities will bear interest, at Extreme’s election, at a rate per annum equal to an agreed to applicable margin plus (a) the higher of (x) the prime rate in effect on such day or (y) the federal funds effective rate in effect on such day plus .50%, or (b) an adjusted Libor rate. In addition, Extreme is required to pay a commitment fee of between 0.375% and 0.50% quarterly (currently 0.50%) on the unused portion of the Revolving Facility, also based on Extreme’s Consolidated Leverage Ratio.  Principal installments are payable on the Term Loan in varying percentages quarterly starting December 31, 2013 and to the extent not previously paid, all outstanding balance to be paid at maturity.  The Senior Credit Facilities are secured by substantially all of Extreme’s assets and are jointly and severally guaranteed by Extreme and certain of its subsidiaries.

Financial covenants under the Credit Agreement require Extreme to maintain a minimum consolidated fixed charge coverage ratio of at least 1.25:1.00 at the end of each fiscal quarter.  In addition, Extreme’s Consolidated Quick Ratio at the end of any fiscal quarter shall not be greater than 1.00:1.00 through September 30, 2014 and 1.15:1.00 thereafter. Also Extreme’s Consolidated Leverage Ratio at the end of any fiscal quarter shall not be greater than 3.00:1.00 through September 30, 2014 and 2.00:1.00 thereafter.  The Credit Agreement also includes covenants and restrictions that limit Extreme’s ability to incur additional indebtedness, create liens upon any of its property, merge, consolidate or sell all or substantially all of its assets, etc.  These covenants, which are described more fully in the Credit Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, if any representation or warranty made by Extreme is false or misleading in any material respect, certain insolvency or receivership events affecting Extreme and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of Extreme.  The amounts outstanding under the Senior Secured Credit Facilities may be accelerated upon certain events of default.

The above description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 1, 2013, Extreme announced that on October 31, 2013 it completed the previously-announced acquisition of Enterasys pursuant to the terms of the Stock Purchase Agreement, dated September 12, 2013, between Extreme and Enterprise Networks Holdings, Inc. (the “Purchase Agreement”). The cash purchase price paid under the Purchase Agreement was $180 million, subject to customary post-closing adjustments as described in the Purchase Agreement, $100 million of which was funded by borrowings under the Senior Secured Credit Facilities described in Item 1.01 of this Current Report on Form 8-K.
The reference to the Purchase Agreement does not purport to be complete and such description is qualified in its entirety by reference to the full text of the Purchase Agreement, which was included as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on September 12, 2013 and which exhibit is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 8.01 Other Events.

On November 1, 2013, Extreme issued a press release announcing the closing of the acquisition of Enterasys [and the entering into of the Credit Agreement], a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

(d) Exhibits.

10.1
Credit Agreement, dated as of October 31, 2013, among Extreme Networks Inc., as borrower, Silicon Valley Bank, as administrative agent and collateral agent, Bank of America, N.A. and PNC Bank, National Association as co-syndication agents and the lenders party thereto.

99.1	Press Release issued by Extreme Networks Inc. on November 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 1, 2013

EXTREME NETWORKS, INC.

By:	/s/ JOHN KURTZWEIL
John Kurtzweil
Senior Vice President, Chief Financial Officer, and Chief Accounting Officer